1555 Palm Beach Lakes Boulevard, Suite 310 West Palm Beach, FL 33401-2327 Tel: (561) 689-4441 Fax: (561) 659-0701 www.harriscramer.com Michael D. Harris, Esq. mharris@harriscramer.com

June 22, 2010

Upstream Worldwide, Inc.
200 E. Broward Blvd., Suite 1200
Ft. Lauderdale, Florida 33301
Attention: Mr. Daniel Feirstein, Chief Executive Officer

 Re:           Upstream Worldwide, Inc.

Dear Mr. Feirstein:

You have advised us that Upstream Worldwide, Inc. (the “Company”) is filing with the United States Securities and Exchange Commission a Registration Statement on Form S-1 with respect to 14,241,995 shares of common stock, $0.0001 par value, which are currently outstanding.

All of these shares of common stock will be offered for sale by the appropriate security holders (the “Selling Shareholders”).

In connection with the filing of this Registration Statement, you have requested that we furnish you with our opinion as to the legality of (i) such of the Company’s shares of common stock as are presently outstanding and (ii) such shares as shall be offered by the Selling Shareholders pursuant to the Prospectus which is part of the Registration Statement.

You have advised us that as of June 22, 2010, the Company’s authorized capital consists of:

•	300,000,000 shares of common stock, $0.0001 par value per share, of which 196,345,002 shares are issued and 196,345,002 shares are outstanding, and
•	25,000,000 shares of preferred stock, $0.0001 par value, of which 400,000 shares are issued and outstanding.

After having examined the Company’s Certificate of Incorporation, as amended, Bylaws, minutes, the financial statements contained in the Prospectus and relying upon information supplied by the Company and its stock transfer agent, we are of the opinion that the 196,345,002 shares of common stock currently outstanding, and the 14,241,995 shares offered by the Prospectus, are fully paid and non-assessable, duly authorized and validly issued.

Mr. Douglas Feirstein, Chief Executive Officer
Upstream Worldwide, Inc.
June 22, 2010

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Harris Cramer LLP HARRIS CRAMER LLP